Exhibit 3.c.

AMENDED ARTICLES OF INCORPORATION OF
LOGAN COUNTY BANCSHARES, INC.

We, the undersigned, being President and Secretary, respectively, of Logan County BancShares, Inc. (the “corporation”), a corporation duly organized and existing under and by virtue of the provisions of the West Virginia Corporation Act, do hereby certify as follows:

(a)                                  The name of the corporation is Logan County BancShares, Inc.;

(b)                                 That on the 27th day of April, 1993, the following Amendment was adopted to the Restated Articles of Incorporation of said corporation:

BE IT RESOLVED, that Article Fourth of the Restated Articles of Incorporation of Logan County BancShares, Inc., (issued December 27, 1984), which provides that said corporation is authorized to issue a total of two hundred sixty thousand (260,000) shares of stock, consisting of one class of common stock having a par value of Five Dollars ($5.00) per share, be amended to hereafter provide as follows:

“FOURTH”                                  The total number of shares of stock which the corporation shall have the authority to issue is five hundred twenty thousand (520,000) shares, consisting of one class of common stock having a par value of Two and 50/100ths Dollars ($2.50) per share.”

BE IT FURTHER RESOLVED, that except for the foregoing Amendment, the Restated Articles of Incorporation issued on December 27, 1984, shall remain the same;

(c)                                  That said Amendment was adopted by the shareholders of said corporation at the annual meeting thereof on April 27, 1993;

(d)                                 At the time of such Amendment, the number of the shares of stock outstanding was 254,806 shares of common stock, all of which was entitled to vote on said Amendment;

(e)                                  That 183,803 shares were present and voting, either in person or by proxy;

(f)                                    That 183,463 shares of said stock were voted in favor of said Amendment and no shares were voted against such Amendment;

(g)                                 Two (2) shares of the newly authorized capital stock of the par value of Two and 50/100ths Dollars ($2.50) per share shall be issued in exchange for each original share of stock having a par value of Five Dollars ($5.00) per share, which exchange shall be issued to stockholders of this corporation of record on June 15, 1993, to be made by July 9, 1993;

(h)                                 The foregoing Amendment does not affect a change in the total amount of stated capital;

(i)                                     This instrument was prepared by

Charles T. Bailey, Attorney-at-Law

P.O.Box 1717

Logan, West Virginia 26101

IN WITNESS WHEREOF, we have hereunto executed these Amended Articles of Incorporation on May 26, 1993.

/s/ Frank H. Oakley	(SEAL)

/s/ Eddie Canterbury	(SEAL)